CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, and the prospectus related thereto, of our report dated March 7, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Fortune Brands, Inc., which appears in Fortune Brands Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the incorporation by reference in this Registration Statement, and the prospectus related thereto, of our report dated June 29, 2005 relating to the financial statements, which appear in the Annual Report of the Future Brands LLC Retirement Savings Plan on Form 11-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

May 1, 2006